Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333-198371) of Ardmore Shipping Corporation and in the related Prospectus of our report dated March 27, 2015, with respect to the consolidated financial statements of Ardmore Shipping Corporation included in this Annual Report (Form 20-F) for the year ended December 31, 2014.

/s/ ERNST & YOUNG

Dublin, Ireland

March 27, 2015